Media Contact: Bob Klein (414) 343-4433
Financial Contact: Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REPORTS FIRST QUARTER 2009 RESULTS,
RE-AFFIRMS FULL-YEAR SHIPMENT PLANS,
AND PROVIDES STRATEGY AND RESTRUCTURING UPDATE

Company Generates Net Income of $117.3 Million, Inclusive of Restructuring and
One-Time Tax Charges

First Quarter Revenue, Net Income and EPS Decrease

MILWAUKEE, April 16, 2009 — Harley-Davidson, Inc. (NYSE:HOG) reported decreased revenue, net income and diluted earnings per share for the first quarter of 2009 compared to the year-ago period. Worldwide retail sales of Harley-Davidson® motorcycles in the first quarter declined 12.0 percent and U.S. retail sales declined 9.7 percent from last year’s first quarter.

        “While we are mildly encouraged by the fact that the U.S. retail sales rate declined less in the first quarter than in the prior two quarters, we remain cautious and continue to expect 2009 to be an extremely challenging business environment,” said Jim Ziemer, President and Chief Executive Officer of Harley-Davidson, Inc. “We continue to make good progress in executing our strategy for the economic downturn, and we will continue to manage our business with strong discipline.”

        In January, the Company announced initial estimates that its planned unit volume reduction and operations restructuring would result in the elimination of about 800 hourly production jobs during 2009 and 2010. After further development and refinement of production and restructuring plans, the Company now expects that approximately 300 to 400 additional production jobs will be eliminated over the two years.

        The Company today reaffirmed its plans to ship between 264,000 and 273,000 Harley-Davidson motorcycles to dealers worldwide in 2009, a 10 percent to 13 percent reduction from 2008.

First Quarter Results Summary

        Net income and diluted earnings per share during the quarter were significantly affected by costs associated with previously announced volume reduction and operations restructuring activities and by an unrelated change in Wisconsin tax law. The Company recorded pre-tax restructuring costs of $34.9 million during the first quarter. The Company also incurred a one-time $22.5 million tax charge related to a change in Wisconsin tax law enacted mid-quarter without public hearings and which applied retroactively to Jan. 1, 2009. In light of these one-time costs, net income for the quarter was $117.3 million compared to $187.6 million in the first quarter of 2008, on revenue of $1.29 billion compared to $1.31 billion in the year-ago period. The Company reported diluted earnings per share of $0.50 in the quarter, versus $0.79 a year ago.

        The Company shipped 74,670 Harley-Davidson motorcycles in the first quarter of 2009 compared to 71,868 motorcycles shipped in the year-ago period and within the Company’s guidance for the quarter.

Second-Quarter Shipments and Full-Year Gross Margins

The Company plans to ship 55,000 to 59,000 Harley-Davidson motorcycles during the second quarter of 2009. The Company also reaffirmed its expectation for full-year gross margins to be between 30.5 percent and 31.5 percent, which compares to 34.5 percent for the full year 2008. The decrease is primarily due to an expected unfavorable shipment mix versus 2008, the allocation of fixed costs over fewer units, and expected unfavorable foreign currency exchange rates versus 2008.

Strategy for the Current Economic Environment

        On Jan. 23, 2009, Harley-Davidson announced a three-part strategy for managing through the global economic downturn and strengthening its operations and financial results going forward. That strategy consists of: 1) continuing to invest in the Harley-Davidson brand; 2) creating the appropriate cost structure; and 3) obtaining funding to support the lending activities of Harley-Davidson Financial Services (HDFS).

        “We have a clear strategy and we expect that it will enable us to emerge from the economic downturn in a position of strength,” said Ziemer. “And our team continues to execute our strategy with confidence and conviction.”

Brand Investment

        In the first quarter, the Company’s “Ride Free” Sportster® motorcycle trade-up program successfully created consumer interest and reinforced the brand value of Harley-Davidson motorcycles. Starting in April, the Company rolled out a national “Super Ride” program. This program provides an expanded opportunity for U.S. consumers to test ride a wide range of Harley-Davidson motorcycles at participating dealerships.

        “Demo rides have proven to be one of the most effective ways to turn dreamers into customers and to get current customers excited about a new motorcycle. Through all of our marketing, we are reaching consumers in ways that support the brand and the value proposition of our motorcycles,” said Ziemer.

Cost Structure

        The Company is proceeding on schedule with its previously announced volume reduction and plans for consolidating production operations. Planning also continues on schedule for the consolidation of Parts and Accessories and General Merchandise distribution through a third-party provider. In early April, the Company completed the transition of its U.S. transportation fleet operations to a third-party provider.

        In January, the Company initially had estimated that the planned volume reduction and restructuring actions would result in the elimination of about 1,100 jobs over the course of 2009 and 2010, consisting of about 300 non-production, primarily salaried positions and about 800 hourly production positions. The Company now estimates that an additional 300 to 400 hourly production jobs will be eliminated.

        “We don’t make any job reduction decisions lightly,” said Ziemer. “But based on further planning since January and a deeper analysis of our production requirements, we have now determined that fewer production employees will be required. We will continue to work with the union leadership as we move forward, and as always, we will appropriately manage Harley-Davidson based on business conditions and the needs of the marketplace.”

        On a combined basis, Harley-Davidson expects the volume reduction and restructuring activities to result in one-time charges of approximately $120 million to $150 million over the course of 2009 and 2010, including $34.9 million incurred during the first quarter of 2009. The Company now estimates ongoing annual savings of approximately $70 million to $80 million upon completion of the restructuring actions, with 2009 savings estimated to be $20 million to $25 million and 2010 savings estimated to be $40 million to $55 million.

HDFS Funding

        The Company continues to act on a number of fronts to obtain the necessary funding to support the lending activities of HDFS. In February, the Company raised $600 million for HDFS through the issuance of senior unsecured notes. Harley-Davidson, Inc. also preserved about $54 million in cash during the first quarter through a reduction in the dividend paid in March. On March 18, 2009, the Company extended its $500 million asset-backed commercial paper conduit facility to March 2010, and in coming weeks anticipates increasing the size of that facility to provide additional funding. At that same time, the Company also anticipates renewing a substantial portion of a $950 million, 364-day senior unsecured bank credit facility which is due to expire in July 2009. In addition, the Company intends to access the term asset-backed securitization market in the second quarter of 2009, which transaction the Company expects to be eligible for the Federal Reserve Bank’s Term Asset-Backed Securities Loan Facility (TALF) program.

        “We continue to make good progress on funding the needs of HDFS through the paths we have identified previously and anticipate that we will be able to obtain the needed liquidity,” said Tom Bergmann, Chief Financial Officer of Harley-Davidson, Inc. and interim President of HDFS.

Additional Actions

Management Transition

        On April 6, 2009, the Company announced that Keith Wandell would become President and Chief Executive Officer of Harley-Davidson, Inc. on May 1, 2009, succeeding Jim Ziemer, a 40-year Harley-Davidson veteran who had announced in December his intention to retire in 2009.  Wandell comes to Harley-Davidson from Johnson Controls, Inc., where he is President and Chief Operating Officer.

Details on First Quarter 2009 Results

Motorcycles and Related Products Segment – First Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.01 billion, a decrease of $2.7 million or 0.3 percent versus the same period last year.  Shipments of Harley-Davidson motorcycles totaled 74,670 units, an increase of 2,802 units or 3.9 percent compared to last year’s first quarter. Shipment guidance for the quarter was 74,000 to 78,000 Harley-Davidson motorcycles.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $169.8 million, a decrease of $12.2 million or 6.7 percent versus the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $75.2 million, a decrease of $8.8 million or 10.5 percent from the year-ago quarter.

        Gross margin for the first quarter of 2009 was 36.9 percent of revenue compared to 36.4 percent for the first quarter last year. Operating margin was 17.7 percent, compared to 20.0 percent in the first quarter of 2008. Operating margin was adversely impacted during the quarter by $34.9 million in restructuring costs.

Motorcycle Retail Sales Data

        During the first quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 12.0 percent compared to the prior-year quarter.  In the U.S., retail sales of Harley-Davidson motorcycles decreased 9.7 percent from the year-ago period. In last year’s first quarter, U.S. retail sales of Harley-Davidson motorcycles decreased 12.8 percent compared to the prior year.

        Industry-wide retail sales of heavyweight motorcycles in the U.S. declined 22.3 percent during the quarter.

        In international markets, retail sales of Harley-Davidson motorcycles decreased 17.2 percent during the first quarter of 2009 compared to the first quarter of 2008, reflecting the impact of the severe economic downturn in many markets. In last year’s first quarter, international retail Harley-Davidson motorcycle sales grew 16.8 percent compared to the prior year. In Canada, first-quarter retail sales of Harley-Davidson motorcycles decreased 30.4 percent on a retail unit volume decrease of 816 motorcycles; the Europe Region was down 17.4 percent on a decrease of 1,761 units; the Asia Pacific Region was down 7.2 percent on a decrease of 382 units; and the Latin America Region was down 26.3 percent on a decrease of 488 motorcycles.

Financial Services Segment

        First quarter operating income from financial services was $11.2 million, a decrease of $23.7 million or 67.9 percent compared to the year-ago quarter.  This decrease was primarily due to a $17.1 million write-down of retained securitization interests and an $8.6 million write-down to fair market value of finance receivables held for sale due to higher projected credit losses.

Income Tax Rate

        The Company’s first quarter effective income tax rate was 47.6 percent, compared to 36.0 percent in the same quarter last year.  The increase was due to a recent and unanticipated change in Wisconsin tax law which resulted in the Company establishing a valuation allowance of $22.5 million related to net operating loss carry-forwards, as well as tax implications of MV Agusta, which the Company acquired in August 2008. The Company expects its full-year 2009 effective tax rate to be approximately 43.0 percent.

Cash Flow

        Cash and marketable securities totaled $899.3 million as of March 29, 2009, compared to $333.2 million at the end of the year-ago period. Cash used by operations was $244.6 million and capital expenditures were $22.9 million during the first quarter of 2009.  For the full year of 2009, capital expenditures are now expected to be between $170 million and $200 million, including $20 million to $30 million related to restructuring activities. In total, the Company expects 2009 capital expenditures to be $20 million less than the range provided in January for the full year.

Stock Repurchase Authorizations

        The Company did not repurchase shares in the first quarter of 2009. In the first quarter of 2008, the Company repurchased 2.6 million shares of its common stock.  On March 29, 2009, the Company had 234.5 million shares of common stock outstanding.

        As of March 29, 2009, there were 16.7 million shares remaining on a board-approved share repurchase authorization.  An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), MV Agusta and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight custom, touring and cruiser motorcycles. Buell produces American sport performance motorcycles. MV Agusta produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva® brand. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) effectively execute the Company’s restructuring plans within expected costs, (ii) manage the risks that our independent dealers may have difficulty obtaining capital, and adjusting to the recession and slowdown in consumer demand,  (iii) manage supply chain issues, (iv) anticipate the level of consumer confidence in the economy, (v) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (vi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) manage production capacity and production changes, (ix) provide products, services and experiences that are successful in the marketplace, (x) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xi) sell all of its motorcycles and related products and services to its independent dealers, (xii) continue to develop the capabilities of its distributor and dealer network, (xiii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xiv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xv) adjust to healthcare inflation, pension reform and tax changes, (xvi) retain and attract talented employees, (xvii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xvii) implement and manage enterprise-wide information technology solutions and secure data contained in those systems, and (xix) successfully integrate and profitably operate MV Agusta Group.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

        The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 29, 2009	March 30, 2008
Net revenue	$1,290,648	$1,306,313
Gross profit	476,783	476,137
Operating expense	213,310	214,533
Restructuring expense	34,862	--

Operating income from motorcycles & related products	228,611	261,604
Financial services income	104,667	93,289
Financial services expense	93,462	58,382

Operating income from financial services	11,205	34,907
Corporate expense	7,770	5,458

Income from operations	232,046	291,053
Investment income	1,953	2,042
Interest expense(1)	10,260	--

Income before provision for income taxes	223,739	293,095
Provision for income taxes	106,392	105,514

Net income	$117,347	$187,581

Earnings per common share:
Basic	$0.51	$0.79
Diluted	$0.50	$0.79
Weighted-average common shares:
Basic	232,263	237,078
Diluted	232,650	237,250
Cash dividends per common share	$0.10	$0.30

(1)	Interest expense includes $8.0 million related to the Company’s $600.0 million senior unsecured notes (Notes), issued in February 2009. This interest expense represents a portion of the total interest incurred on the Notes during the quarter and corresponds to the initial temporary investment of proceeds at corporate. Prior to the end of the first quarter, the full proceeds were transferred to HDFS and, as a result, the balance of interest expense on the Notes for the quarter has been included in financial services expense.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) March 29, 2009	December 31, 2008	(Unaudited) March 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$899,298	$593,558	$332,639
Marketable securities	--	--	524
Accounts receivable, net	317,390	296,258	330,147
Finance receivables held for sale	2,086,920	2,443,965	729,814
Finance receivables held for investment, net	1,677,355	1,378,461	1,565,022
Inventories	447,379	400,908	441,205
Other current assets	254,856	264,731	187,436

Total current assets	5,683,198	5,377,881	3,586,787
Finance receivables held for sale	580,736	--	--
Finance receivables held for investment, net	796,732	817,102	937,495
Other long-term assets	1,558,928	1,633,642	1,340,117

	$8,619,594	$7,828,625	$5,864,399

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$989,700	$865,108	$925,014
Short-term debt	1,724,375	1,738,649	708,045
Current portion of long-term debt	--	--	402,991

Total current liabilities	2,714,075	2,603,757	2,036,050
Long-term debt	2,757,185	2,176,238	980,000
Pension liability and postretirement healthcare benefits	744,459	758,411	259,830
Other long-term liabilities	171,062	174,616	157,094
Total shareholders’ equity	2,232,813	2,115,603	2,431,425

	$8,619,594	$7,828,625	$5,864,399

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 29, 2009	March 30, 2008
Net cash (used by) provided by operating activities	($244,619)	$146,778
Cash flows from investing activities:
Capital expenditures	(22,921)	(43,239)
Finance receivables held for investment, net	11,661	(24,735)
Collection of retained securitization interests	1,358	10,796
Net change in marketable securities	--	2,019
Other, net	(2,222)	1,511

Net cash used by investing activities	(12,124)	(53,648)
Cash flows from financing activities:
Proceeds from issuance of senior unsecured notes	595,731	--
Net increase (decrease) in credit
facilities and unsecured commercial paper	48,442	(9,392)
Net borrowings of asset-backed commercial paper	(67,194)	--
Dividends	(23,455)	(71,023)
Purchase of common stock for treasury	--	(100,096)
Excess tax benefits from share-based payments	147	312
Issuance of common stock under employee
stock option plans	10	584

Net cash provided by (used by) financing activities	553,681	(179,615)
Effect of exchange rate changes on cash
and cash equivalents	8,802	16,270
Net increase (decrease) in cash and cash equivalents	305,740	(70,215)
Cash and cash equivalents:
At beginning of period	593,558	402,854

At end of period	$899,298	$332,639

Net Revenue and Motorcycle
Shipment Data

	(Unaudited)	(Unaudited)
	Three months ended
	March 29, 2009	March 30, 2008
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,010,809	$1,013,469
Buell® & MV Agusta® motorcycles	31,265	22,075
Parts & Accessories	169,756	181,942
General Merchandise	75,191	84,006
Other	3,627	4,821

	$1,290,648	$1,306,313

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	52,710	47,826
International	21,960	24,042

Total Harley-Davidson	74,670	71,868

Buell	2,441	2,392

MV Agusta	685	--

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	25,975	26,435
Custom	31,919	29,072
Sportster®	16,776	16,361

Total Harley-Davidson	74,670	71,868

Retail Sales of Harley-Davidson Motorcycles

	Three months ended
	March 29, 2009	March 30, 2008
North America Region
United States	42,041	46,572
Canada	1,867	2,683

Total North America Region	43,908	49,255
Europe Region (Includes Middle East and Africa)
Europe*	7,567	9,075
Other	821	1,074

Total Europe Region	8,388	10,149
Asia Pacific Region
Japan	2,270	2,738
Other	2,648	2,562

Total Asia Pacific Region	4,918	5,300
Latin America Region	1,369	1,857

Total Worldwide Retail Sales	58,583	66,561

Data Source (subject to update)
Data source for all 2008 and 2009 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

* Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Three months ended
	March 29, 2009	March 30, 2008
United States[1]	72,572	93,445

	Two months ended
	February 28, 2009	February 29, 2008
Europe[2]	31,678	46,981

1 — United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 — Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag.